UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*

                           Arena Pharmaceuticals, Inc.
                                (Name of Issuer)

                         Common Stock, $.0001 par value
                         (Title of Class of Securities)

                                    040047102
                                 (CUSIP Number)

                                 March 11, 2002
             (Date of Event which Requires filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[x]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 040047102

--------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                HBM BioVentures AG

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [ ]

                                                                   (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Switzerland
--------------------------------------------------------------------------------
                      5    SOLE VOTING POWER

     NUMBER OF               1,604,665
                      ----------------------------------------------------------
      SHARES          6    SHARED VOTING POWER

   BENEFICIALLY              -0-
                      ----------------------------------------------------------
   OWNED BY EACH      7    SOLE DISPOSITIVE POWER

     REPORTING               1,604,665
                      ----------------------------------------------------------
      PERSON          8    SHARED DISPOSITIVE POWER

       WITH                  -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,604,665
--------------------------------------------------------------------------------
  10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

        Not Applicable.
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.82%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON

        CO
--------------------------------------------------------------------------------

ITEM 1.   (a)  Name of Issuer:

               Arena Pharmaceuticals, Inc.

          (b)  Address of Issuer's Principal Executive Offices:

               6166 Nancy Ridge Drive, San Diego, CA 92121

ITEM 2.   (a)  Name of Person Filing:

               HBM  BioVentures AG

          (b)  Address of Principal Business Office or, if none, Residence:

               The following is the address of the principal business office of the filing person:

               Zugerstrasse 50
               6340 Baar
               Switzerland

          (c)  Citizenship:

               Switzerland

          (d)  Title of Class of Securities:

               Common Stock, $.0001 par value

          (e)  CUSIP Number:

               040047102

ITEM 3.   If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
          (c), check whether the person filing is a:

          Not applicable.

ITEM 4.   Ownership

          (a)  Amount Beneficially Owned: 1,604,665

          (b)  Percent of Class: 5.82%

          (c)  Number of shares as to which the person has:.

               (i)   Sole power to vote or to direct the vote 1,604,665

               (ii)  Shared power to vote or to direct the vote -0-

               (iii) Sole power to dispose or to direct the disposition
                     1,604,665

               (iv)  Shared power to dispose or to direct the disposition -0-

ITEM 5.   Ownership of Five Percent or Less of a Class

          Not applicable.

ITEM 6.   Ownership of More than Five Percent on Behalf of Another Person

          Not applicable.

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

          1,034,665 of the shares beneficially owned by the Reporting Person and reported herein are owned directly by International BM Biomedicine Holdings Inc. and indirectly by the Reporting Person pursuant to Rule 13d-3(d)(1)(i).

ITEM 8.   Identification and Classification of Members of the Group

          Not applicable.

ITEM 9.   Notice of Dissolution of Group

          Not applicable.

ITEM 10.  Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: March 21, 2002

                                              /s/ Joachim Rudolf
                                              -------------------------------
                                              By:    Joachim Rudolf
                                              Title: Chief Financial Officer